March 15, 1996

Nuveen Multistate Tax-Free Trust
333 West Wacker Drive
Chicago, Illinois  60606

RE:  Rule 24f-2 Notice

Ladies and Gentlemen:

We have acted as counsel to Nuveen Multistate Tax-Free Trust, a Massachusetts business trust (the "Trust"), with respect to the following series of the Trust: Nuveen Arizona Tax-Free Value Fund, Nuveen Florida Tax-Free Value Fund, Nuveen Maryland Tax-Free Value Fund, Nuveen Michigan Tax-Free Value Fund, Nuveen New Jersey Tax-Free Value Fund, Nuveen Pennsylvania Tax-Free Value Fund and Nuveen Virginia Tax-Free Value Fund (collectively, the "Series"), in connection with the Trust's registration, pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"), as amended, of an indefinite number of its Shares of Beneficial Interest, par value $.01 per share, designated as (i) Class A Common Shares, (the "Class A Shares"), (ii) Class C Common Shares, (the "Class C Shares") and (iii) Class R Common Shares (the "Class R Shares,") (such Class A Shares, Class C Shares and Class R Shares referred to collectively herein as the "Shares") under the Securities Act of 1933 (the "1933 Act"). We understand that, pursuant to such Rule 24f-2, the Trust proposes to file notices (the "Notices") with the Securities and Exchange Commission (the "Commission") with respect to the fiscal year ended January 31, 1996, in order to make definite in number the registration of the Shares in the aggregate amount of $76,100,780. This opinion is being delivered to you in connection with the Trust's filing of such Notices.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a) a certificate of the Secretary of State of the Commonwealth of Massachusetts as to the existence of the Trust;

(b) copies, certified by the Secretary of State of the Commonwealth of Massachusetts, of the Trust's Declaration of Trust and of all amendments thereto on file in the office of the Secretary of State;

(c) a certificate executed by H. William Stabenow, the Treasurer of the Trust, as to the issuance of the Shares in accordance with the Trust's Declaration of Trust and By-Laws and as to the receipt by the Trust of the net asset value of the Shares covered by the Notices; and

(d) a certificate executed by Karen L. Healy, the Assistant Secretary of the Trust, certifying as to, and attaching copies of, the Trust's Declaration of Trust and By-Laws, and certain resolutions of the Board of Trustees of the Trust (the "Board") authorizing the issuance of the Shares covered by the Notices.

In our capacity as counsel to the Trust, we have examined the originals, or certified, conformed or reproduced copies, of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust.

Based upon and subject to, the limitations set forth herein, we are of the opinion that the Shares in the aggregate amount of $76,100,780 covered by the Notices were legally issued and (to the extent still outstanding) are fully paid and nonassessable, except that, as set forth in the Trust's registration statement as currently in effect filed with the Commission pursuant to the 1933 Act, shareholders of the Trust may, under certain circumstances, be held personally liable for its obligations.

The opinion expressed herein is limited to the laws of the commonwealth of Massachusetts.

Very truly yours,

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON



Thomas S. Harman